UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/05/2013

UMB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4887

MO	43-0903811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of principal executive offices, including zip code)

(816) 860-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, UMB Financial Corporation and its subsidiaries focus on maintaining a diversified deposit base. For risk-management purposes, we actively monitor and manage our deposit balances to avoid undue concentration, liquidity, and related risks. After an ongoing dialogue, a single Asset Servicing client is expected to migrate approximately $1.08 billion in deposits to another depository institution within the next 120 days. As of June 30, 2013, this client's deposits totaled $870.82 million and represented 7.42% of our total deposits. We do not have any other client that has a similar risk profile.

We may elect to replace some or all of the funding currently provided by these deposits. If all of the funding were replace in the near term, our earnings per share in 2014 could decline by $0.04 to $0.09 based on the current rate environment and our assumptions about the cost and availability of other funding sources. We can provide no assurance that we will be able to replace the funding provided by these deposits if we were to elect or need to do so, that our assumptions about the cost and availability of other funding sources will turn out to be accurate, or that the impact on our earnings per share or other results of operations will not be better or worse than we project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: September 05, 2013	By:	/s/ Michael D. Hagedorn
Michael D. Hagedorn
Vice Chairman, CFO and CAO